February 3, 2006

Lisa A. Mogensen
330 East 75th St., Apt. 37C
New York, NY 10021

Re:	Letter Agreement, dated as of October 31, 2000 (the “Agreement”), between you and TheStreet.com, Inc., (the “Company”).

Dear Lisa:

          Reference is made to the Agreement. The parties hereto wish to make certain changes to its terms in connection with the termination of your employment with The Street.com. Capitalized terms used and not defined herein have the same meanings ascribed to them in the Agreement.

          In consideration of the foregoing and of the mutual agreements of the parties herein contained, the parties hereby agree that this letter, when executed by the parties, shall amend, modify and supplement the Agreement as follows:

     1.   By adding the following new paragraphs after the fourth paragraph as follows:

          In addition, if you continue your employment with the Company, performing in good faith the duties, functions and responsibilities as are required in your position as Chief Financial Officer of the Company only in connection with preparation and filing of the Company’s Form 10-K and reasonable efforts to transition your other duties and responsibilities to other personnel (and nothing herein shall obligate you or permit the Company to require you to perform any other duties including, but not limited to, closing the Company’s books for January and February, participating in investor relations and business planning functions, or any other activity that might tend to expose you to nonpublic Company Information) through the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Voluntary Termination Date”), the Company will continue to pay your then current Annual Salary of $245,000 to the same extent to which you would have been entitled if you had continued working for the Company for up to an additional twelve (12) month period following the Voluntary Termination Date (less a benefits contribution of 20% of each payment and all amounts required to be withheld by law including applicable taxes). In addition, the Company will pay its share (80%) of the cost of providing you with medical and dental insurance benefits through the first anniversary of the Voluntary Termination

Date. The Company also agrees to accelerate the vesting of the remaining 23,334 unvested shares of the stock option granted to you pursuant to an employee stock option agreement dated January 2, 2004 at an exercise price of $4.06 per share and take all steps as are necessary for these option shares to vest on or before the Voluntary Termination Date. The benefits continuation and salary payments (but not any proceeds of option exercises or stock sales) provided for herein shall be contingent upon your continued compliance with the confidentiality and employee nonsolicitation provisions set forth below, and upon your good faith efforts to find Replacement Employment, and shall be reduced by the corresponding benefits amounts and amounts of cash compensation you receive in connection with Replacement Employment (which for this purpose shall not include any self-employment or consulting work) after the Voluntary Termination Date.

          Nothing contained herein shall limit or impede your ability to exercise and sell any vested stock option shares. It is the Company’s present intention to authorize your adoption of a long-term selling plan under Rule 10b5-1 commencing on February 13, 2006, which is the second business day following the release of the Company’s earnings for the fiscal year ended December 31, 2005, by executing the appropriate documents, including, without limitation, an “Issuer Representations” certificate to such plan document. However, in the event that the Company is unable to execute this certificate or such other documents, instruments or certificates, then the Voluntary Termination Date shall be deemed to be February 13, 2006, and you shall receive the payments and benefits continuation described herein (but not the accelerated vesting of the 23,334 unvested stock option shares as described in the previous paragraph) without any further obligation for you to complete the Form 10-K. Additionally, the Company agrees not to instruct or direct Smith Barney, the Company’s “captive broker” for exercise of awards under its Amended and Restated 1998 Stock Incentive Plan, to give a sale of stock by any particular Company insider priority over a sale of stock by any other Company insider.

          The Company and you shall mutually agree on the language to be contained in Form 8-K and a press release regarding the termination of your employment with the Company, and the Company shall file and release those documents respectively within four business days of the date of this letter amending the Agreement.

          You agree that, until the first anniversary of the termination of your employment with the Company, you will not solicit for employment or hire, or advise or recommend to any other person that they employ or solicit for employment, in any business enterprise or activity, any person then employed by the Company; provided, however, that nothing in this paragraph shall prohibit you from responding to requests for references from potential employers of employees of the Company.

                    The term “Company Information” as used in this letter means confidential information of the Company, including without limitation technical, business or financial information or trade secrets, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company.

“Company Information” shall not include such information as has been previously disclosed to the public by the Company or by a third person other than a person to whom you disclosed Company Information in violation of this paragraph, or is disclosed by you as required by law. You further understand and agree that (i) you will keep such Company Information confidential at all times after your employment with the Company, and (ii) you will not make use of Company Information on your own behalf, or on behalf of any third party. The Company acknowledges that, except for the foregoing non-disclosure provision, and pursuant to applicable law, you are not bound by any restrictions on employment by third parties. You represent that upon the termination of your employment, you will immediately return to the Company all Company property.

          You agree to keep the terms of this letter confidential except for discussions with your family and except as may be required to enforce the terms of this letter agreement or to obtain legal or tax advice. You agree that from and after the date of amendment of this letter, you will not make or publish any disparaging statements about the Company or its officers, directors or persons acting in such capacity. From and after the date of amendment of this letter, the Company will not make or publish any disparaging statements about you, or authorize or knowingly permit any officer, director or person acting in such capacity to do so.

          In order to receive the payments and benefits continuation described herein, you must execute and deliver to the Company a release in the form attached hereto as Exhibit A (the “Release”) and the seven (7) day revocation period described in the Release must have expired without revocation of such Release.

     2.   By adding a new Exhibit A to the Letter Agreement as follows:

EXHIBIT A
RELEASE

                     In exchange for the consideration described in this letter agreement, as of the Voluntary Termination Date, you on behalf of yourself, your heirs, estate, executors, administrators, successors and assigns hereby release and forever discharge the Company, any successor to the Company, and any of their present, former and future owners, partners, affiliates, subsidiaries, successors, directors, officers, employees, agents, representatives, attorneys, heirs, and assigns (the “Released Parties”), from any and all claims, actions and causes of action, judgments, obligations, damages and liabilities of whatsoever kind or character, which you may have with respect to the Released Parties, whether known or unknown, occurring from the beginning of time to the date of the Release. Without limiting the generality of the foregoing release, you release the Released Parties from any and all known and unknown claims arising out of any aspect of your employment by the Company, occurring from the beginning of time to the date of this Release, whether based on contract, tort, or employment discrimination laws, including, but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the New York State Human Rights Law 290 et seq., the Administrative Code of the City of New York 8-101 et seq., as each such act and law may be amended, or any other federal or state or local labor law, civil rights law, or human rights law and whether or not you are presently aware of the existence of such claim, damage, action and cause of action, suit or demand; provided, however, that this Release shall not apply to any claims or rights which you may have arising out of this Agreement or for unpaid salary or expense reimbursements owed by the Company to you, and provided, further, that this Release shall not apply to your eligibility for indemnification in accordance with any agreement, any insurance policy and applicable laws and the corporate charter or bylaws of the Company with respect to your employment with or service as an officer, director or employee of the Company or in any other capacity on behalf of the Company or its affiliates. You also release, discharge and waive any right you may have with respect to the rights released under this paragraph to recover in any proceeding brought by any federal, state or local agency against the Released Parties to enforce any laws. You agree that the value received as described in the Agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that you may have against the Released Parties.

                    You acknowledge that the Company advised you in writing to consult with an attorney of your choosing before signing this Release and gave you a period of at least twenty-one (21) days in which to consider this Release. You further acknowledge that you have, in fact, read this Release and, knowing and understanding its terms and intent, voluntarily accept the consideration recited above and sign this Release without duress, coercion, or undue influence.

                    You further acknowledge that this Release shall not become effective earlier than seven (7) days following the day you sign this Release and that you may revoke this Release at any time before the seven (7) day period expires (“Revocation Period”). Any such revocation by you shall cancel any and all undertakings, promises, and obligations of the Company set forth in the Letter Agreement. The Company shall not commence providing you with the consideration provided for in the Agreement until the Revocation Period has expired.

                    ________________ _______, 200__

________________________________

Subscribed and sworn to before me
this ______ day of ______________, 200__.

____________________________________
Notary Public”

3.	Except as expressly modified, amended or supplemented by this amendment, all other terms and provisions of the Letter Agreement shall remain and continue unmodified in full force and effect.

          If the foregoing accurately reflects your understanding, kindly sign this letter in the space provided below.

Best regards,

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.

Thomas J. Clarke, Jr. Chief Executive Officer

AGREED & ACCEPTED:

/s/ Lisa A. Mogensen

Lisa A. Mogensen